Exhibit 99.1

Attis Industries Completes Acquisition of Corn Ethanol Plant from Sunoco LP

100 Million Gallon Per Year Plant will be Basis for State-of-the-Art Green Tech Campus

MILTON, GEORGIA – JUNE 3, 2019:  Attis Industries Inc. (NASDAQ: ATIS) (the "Company" or "Attis"), a diversified innovation and technology holding company today announced that it completed the acquisition of the corn ethanol plant and grain malting operation in Fulton, New York from Sunoco LP(NYSE: SUN) (“Sunoco”). The ethanol plant immediately becomes an essential element of Attis’ current operations and will be pivotal in the Company’s expanding technology portfolio as it develops the site into a state-of-the-art Green Tech campus.

“We are incredibly excited to announce the acquisition of the Fulton corn ethanol plant and grain malting operations,” said Jeff Cosman, Chief Executive Officer of Attis Industries. “This acquisition is an important milestone for Attis as we embark on our mission to be a significant contributor to the global renewable fuel market.”

Attis acquired the nameplate 100 million gallon per year corn ethanol plant and grain malting operations for $20 million in cash with non-dilutive financing. The transaction includes a six-month transition services agreement as well as a 10-year offtake agreement for the ethanol produced at the facility, creating exceptional stability for Attis as it expands the capabilities of the facility over the next two years.

“When evaluating potential locations for Attis to establish a foothold in the renewable fuel space, the Fulton site was an obvious choice based on its strategic location to the strong northeastern fuel market, state-of-the-art and well-maintained facility as well as site expandability for future upgrades in operations,” continued Cosman. “These desirable site attributes, as well as the state of New York’s continued commitment to the growth of green energy, made Fulton an ideal fit for Attis.”

Today, the United States consumes roughly 19 billion gallons of renewable fuel on an annual basis; however, Attis believes firmly that through the deployment of its innovative and transformative suite of green technologies, yearly production can nearly double while taking advantage of more carbon neutral feedstocks. Desperately needed innovation is required to realign existing production to the Renewable Fuel Standard’s goal of 36 billion gallons by 2022.

“We appreciate the opportunity to have worked with Sunoco on this acquisition and look forward to continuing our strong relationship for the next decade,” concluded Cosman. “As a company, we have established aggressive growth goals for the deployment of our transcendent green technology portfolio and look forward to relentlessly pursuing future milestones as we position Attis as the premier green energy producer in the world.”

Attis Industries Inc.

Attis Industries Inc. (NASDAQ: ATIS) is a holding company focused on developing and building businesses that play important roles in the new economy, which include renewable fuels, bio-based plastics, healthcare and communications infrastructure. We strive to encourage our employees to be entrepreneurs focused on innovation and technology. We will remain dynamic, persistent and motivated to our mission of winning. The growth of our company will rely on our integrity and our vision for the future. Attis Industries will continue to fulfill essential needs in healthcare, energy independence and digital communications. Today, each of these sectors provide high growth opportunities that collectively account for more than a third of our nations GDP. For more information, visit: www.attisind.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “would” or similar words. You should consider these statements carefully because they discuss our plans, targets, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements are subject to certain risks, uncertainties, and assumptions, including, but not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies; the ability of the Company to continue to meet the listing requirements of NASDAQ; the ability of the Company to execute on a business plan that permits the technologies and innovations businesses to provide sufficient growth, revenue, liquidity and cash flows for sustaining the Company’s go-forward business and meeting any of its obligations under its indebtedness for borrowed money, and the risks identified and discussed under the caption “Risk Factors” in the Attis Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2018 and the other documents Attis files with the SEC from time to time. There will be events in the future, however, that Attis is not able to predict accurately or control. Attis’s actual results may differ materially from the expectations that Attis describes in its forward-looking statements. Factors or events that could cause Attis’s actual results to materially differ may emerge from time to time, and it is not possible for Attis to accurately predict all of them. Any forward-looking statement made by Attis in this press release speaks only as of the date on which Attis makes it. Attis undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Corporate Investor Relations:

ir@attisind.com